Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated August 17, 2015, relating to the consolidated financial statements and financial statement schedule of Maxim Integrated Products, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended June 27, 2015.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
January 22, 2016